Exhibit 10.1

MasterCraft Boat Holdings, Inc.

Frederick A. Brightbill

31177 North 117th Drive

Peoria, AZ 85383

Dear Fred,

I am very pleased to offer you the position of Chief Executive Officer of MasterCraft Boat Holdings Company, Inc. (the “Company”), effective immediately upon signing.

The terms are as follows:

Job Title:	Chief Executive Officer
Salary:	Your base salary will be $700,000.00 per annum, payable in accordance with the customary payroll practices of the Company, subject to any mandatory federal or state withholdings.
STIP:

You are eligible to receive a cash bonus with a target award equal to 100% of your base salary in accordance with the terms of the Company’s Short-Term Incentive Plan (“STIP”) adopted by the Board, from time to time, based upon annual performance targets established by the Board (or the Compensation Committee thereof) in connection with the STIP. For the Company’s fiscal year ended June 30, 2020 (“Fiscal 2020”), your STIP bonus will be awarded on a pro-rata basis for the period of time you are employed as the Company’s permanent Chief Executive Officer.

LTIP:

You are eligible to be covered by the Company’s Long-Term Incentive Plan (“LTIP”), with a target award equal 150% of your base salary in stock-based compensation. The vesting and granting of any form of stock-based compensation will be in accordance with the terms of the LTIP as determined by the Board (or the Compensation Committee thereof) in its sole discretion.  The Board will have the authority to adopt, modify, or change the terms of any LTIP from time to time in the Board’s sole discretion. For Fiscal 2020, your LTIP bonus will be awarded on a pro-rata basis for the period of time you are employed as the Company’s permanent Chief Executive Officer.

Sign-on Bonus:

You will receive a one-time grant of 25,000 shares of restricted stock which will vest in two equal installments on first and second anniversaries of the grant date, subject to your continued employment with the Company.

Benefits:

You are eligible to participate in employee benefit plans, programs and arrangements of the Company, as in effect from time to time, including without limitation, health care, dental, vision, prescription, flexible spending, short-term and long-term disability, life insurance and 401(k) plans, programs and arrangements.

Travel/Expenses:

The Company will reimburse you for all reasonable travel and other business expenses incurred by you in the performance of your duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.

Once again, we are very pleased to be making you this offer and look forward to your continued leadership.

Please confirm acceptance this offer by signing a copy and returning it to me.

Sincerely,

/s/ Peter G. Leemputte

Peter G. Leemputte

Chairman, Compensation Committee

Agreed: _/s/ Frederick A. Brightbill_______Date: _12/2/2019__